Exhibit 99.1

ALPHA PRO TECH, LTD. ANNOUNCES FINANCIAL RESULTS FOR THE SECOND QUARTER ENDED JUNE 30, 2018

FOR IMMEDIATE RELEASE

Company Contact: Alpha Pro Tech, Ltd. Donna Millar 905-479-0654 e-mail: ir@alphaprotech.com	Investor Relations Contact: Hayden IR Cameron Donahue 651-653-1854 e-mail: cameron@haydenir.com

●	Revenue for the second quarter of 2018 increased 7.3% to $12.1 million, compared to $11.3 million for the second quarter of 2017

●	Net income for the second quarter of 2018 was $959,000, or $0.07 per diluted share, compared to $804,000, or $0.05 per diluted share, for the second quarter of 2017

●	Board of Directors authorized a $2.0 million expansion of the Company’s share repurchase program during the second quarter of 2018

Nogales, Arizona – August 2, 2018 – Alpha Pro Tech, Ltd. (NYSE American: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced financial results for the three and six month periods ended June 30, 2018.

Lloyd Hoffman, President and Chief Executive Officer of Alpha Pro Tech, commented, “Increased sales in the second quarter were led by significant growth in our Disposable Protective Apparel segment as a result of increased sales to our major international supply chain partner and national distributors. In addition, housewrap sales in the Building Supply segment grew for the tenth consecutive quarter on a comparative basis, as we capitalize on increased demand for our innovative products amid higher levels of construction activity. We are encouraged by the rollout of our new REX™ Wrap Fortis and expect continued growth of housewrap sales in the coming quarters. Just as important and as expected, we are maintaining gross profit margins in the high thirty percent range as we grow.”

Hoffman continued, “Our balance sheet remains healthy, with ample cash and working capital to support our business and a solid base of assets that is unencumbered by debt. Our business model enables the generation of consistent free cash flow that enables us to repurchase stock on an on-going basis. At the same time, we continue to balance the repurchase of stock with investment in the business for growth and sustained profitability. We believe that this balanced approach ultimately optimizes the value of our business for the long term.”

Net sales

Consolidated sales for the second quarter of 2018 were $12.1 million, compared to $11.3 million for the second quarter of 2017, representing an increase of $827,000, or 7.3%. The increase was primarily due to increased sales in the Building Supply segment of $289,000 and increased sales in the Disposable Protective Apparel of $614,000, partially offset by decreased sales in the Infection Control segment of $76,000.

Building Supply segment sales for the three months ended June 30, 2018 increased by 4.6% to $6.6 million, compared to $6.3 million for the same period of 2017. The sales mix of the Building Supply segment for the three months ended June 30, 2018 was 49% for housewrap, 39% for synthetic roof underlayment and 12% for other woven material. Comparatively, the sales mix for the second quarter of 2017 was 40% for housewrap, 51% for synthetic roof underlayment and 9% for other woven material.

Sales for the Disposable Protective Apparel segment for the three months ended June 30, 2018 increased by $614,000, or 16.3% to $4.4 million, compared to $3.8 million for the same period of 2017.

Infection Control segment sales for the three months ended June 30, 2018 decreased by $76,000, or 6.2%, to $1.15 million, compared to $1.23 million for the same period of 2017.

Consolidated sales for the six months ended June 30, 2018 increased 6.9% to $23.6 million, compared to $22.0 million for the same period of 2017. The increase was primarily due to increased sales in the Building Supply segment of $1,019,000 and increased sales in the Disposable Protective Apparel of $552,000, partially offset by decreased sales in the Infection Control segment of $52,000.

Building Supply segment sales for the first six months of 2018 increased by $1.0 million, or 8.3%, to $13.2 million, compared to $12.2 million for the same period of 2017. The increase was primarily due to an increase in sales of housewrap and an increase in sales of other woven material, partially offset by a decrease in sales of synthetic roof underlayment.

Sales for the Disposable Protective Apparel segment for the six months ended June 30, 2018 increased by $552,000, or 7.8%, to $7.6 million, compared to $7.1 million for the same period of 2017. The increase was primarily due to increased sales to the Company’s major international supply chain partner, as well as national and regional distributors.

Infection Control segment sales for the six months ended June 30, 2018 decreased by $52,000, or 1.9%, to $2.69 million, compared to $2.74 million for the same period of 2017.

Gross profit

Gross profit for the second quarter of 2018 increased by 5.2% to $4.7 million, or 39.0% gross profit margin, compared to $4.5 million, or 39.8% gross profit margin, for the same period of 2017.

Gross profit for the six months ended June 30, 2018 increased by 4.5% to $9.2 million, compared to $8.8 million for the same period of 2017. The gross profit margin was 39.0% for the six months ended June 30, 2018, compared to 39.9% for the same period of 2017. Management expects gross profit margin to be reduced in 2018 but still to be in the high thirty percent range.

Selling, general and administrative expenses

Selling, general and administrative expenses increased by $122,000, or 3.6%, to $3.5 million for the second quarter of 2018, compared to $3.3 million for the same period of 2017. The increase was driven by sales team expansion and enhancement of marketing programs in the Building Supply and Disposable Protective Apparel segments.

Selling, general and administrative expenses increased by $530,000, or 7.8%, to $7.3 million for the six months ended June 30, 2018, up from $6.8 million for the same period of 2017. The increase was primarily the result of expenses associated with the settlement of a litigation matter. Excluding the expense for the settlement, selling, general and administrative expenses would have been relatively flat as compared to the same period last year.

Net income

Net income for the second quarter of 2018 was $959,000, compared to $804,000 for the same period of 2017, an increase of $155,000, or 19.3%. Net income as a percentage of net sales for the second quarter of 2018 was 7.9%, compared to 7.1% for the second quarter of 2017. Basic and diluted earnings per common share for the second quarters of 2018 and 2017 were $0.07 and $0.05, respectively.

Net income for the six months ended June 30, 2018 was $1.5 million, compared to $1.4 million for the same period of 2017, an increase of 8.3%. The increase in net income was due to a decrease in provision for income taxes of $270,000, partially offset by a decrease in income before provision for income taxes of $157,000. Net income as a percentage of net sales for the six months ended June 30, 2018 was 6.2%, compared to 6.1% for the same period of 2017. Basic and diluted earnings per common share for the six months ended June 30, 2018 and 2017 were $0.10 and $0.09, respectively. Net income for the six months ended June 30, 2018, excluding the settlement expense mentioned above, would have been significantly higher than the six months ended June 30, 2017.

Balance Sheet

The consolidated balance sheet remained strong with a cash balance of $7.2 million as of June 30, 2018, a decrease of $1.6 million from $8.8 million as of December 31, 2017. The decrease in cash was due to cash used in financing activities of $1,497,000, primarily from the repurchase of common stock, and cash used in investing activities of $240,000, partially offset by cash provided by operating activities of $132,000. The Company ended the second quarter of 2018 with working capital of $24.1 million and a current ratio of 12:1.

Inventory decreased by $558,000, or 5.4%, to $9.7 million as of June 30, 2018, down from $10.2 million as of December 31, 2017. The decrease was primarily due to a decrease in inventory for the Disposable Protective Apparel segment of $386,000, or 11.2%, to $3.1 million and a decrease in inventory for the Building Supply segment of $315,000, or 6.9%, to $4.3 million, partially offset by an increase in inventory for the Infection Control segment of $143,000, or 6.5%, to $2.4 million.

Colleen McDonald, Chief Financial Officer, commented, “At the end of the second quarter of 2018, we had $2.7 million available for additional stock purchases under our stock repurchase program. During the six months ended June 30, 2018, we repurchased 453,000 shares of common stock at a cost of $1.6 million, bringing the program total to 16,657,007 shares of common stock repurchased at a cost of $30.6 million since the program’s inception. All stock is retired upon repurchase, and future repurchases are expected to be funded from cash on hand and cash flows from operating activities.”

The Company currently has no outstanding debt and maintains an unused $3.5 million credit facility. Management believes that current cash balances and the borrowings available under its credit facility will be sufficient to satisfy projected working capital needs and planned capital expenditures for the foreseeable future.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech's Website at http://www.alphaprotech.com.

Certain statements made in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potentially,” “may,” “continue,” “should,” “will” and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, sources of capital, growth rates, product sales growth and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

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Condensed Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,
	2018	2017 (1)
Assets
Current assets:
Cash	$7,158,000	$8,763,000
Investments	278,000	343,000
Accounts receivable, net of allowance for doubtful accounts of $73,000 and $83,000 as of June 30, 2018 and December 31, 2017	4,838,000	4,597,000
Accounts receivable, related party	641,000	361,000
Inventories	9,691,000	10,249,000
Prepaid expenses	3,688,000	2,665,000
Total current assets	26,294,000	26,978,000

Property and equipment, net	3,111,000	3,158,000
Goodwill	55,000	55,000
Definite-lived intangible assets, net	18,000	21,000
Deferred income tax assets	19,000	19,000
Equity investment in unconsolidated affiliate	4,183,000	3,893,000
Total assets	$33,680,000	$34,124,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$457,000	$1,236,000
Accrued liabilities	1,734,000	1,565,000
Total current liabilities	2,191,000	2,801,000

Commitments
Shareholders' equity:
Common stock, $.01 par value: 50,000,000 shares authorized; 13,909,416 and 14,290,749 shares outstanding as of June 30, 2018 and December 31, 2017, respectively	139,000	143,000
Additional paid-in capital	4,118,000	5,415,000
Accumulated other comprehensive loss	-	(458,000)
Retained earnings	27,232,000	26,223,000
Total shareholders' equity	31,489,000	31,323,000
Total liabilities and shareholders' equity	$33,680,000	$34,124,000

(1) The condensed consolidated balance sheet as of December 31, 2017 has been prepared using information from the audited consolidated balance sheet as of that date.

Condensed Consolidated Statements of Income (Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

Net sales	$12,109,000	$11,282,000	$23,551,000	$22,032,000

Cost of goods sold, excluding depreciation and amortization	7,390,000	6,795,000	14,377,000	13,252,000

Gross profit	4,719,000	4,487,000	9,174,000	8,780,000

Operating expenses:
Selling, general and administrative	3,468,000	3,346,000	7,349,000	6,819,000
Depreciation and amortization	144,000	125,000	290,000	279,000

Total operating expenses	3,612,000	3,471,000	7,639,000	7,098,000

Income from operations	1,107,000	1,016,000	1,535,000	1,682,000

Other income:
Equity in income of unconsolidated affiliate	151,000	129,000	290,000	234,000
Unrealized loss on marketable securities	(97,000)	-	(65,000)	-
Interest income, net	1,000	1,000	1,000	2,000

Total other income	55,000	130,000	226,000	236,000

Income before provision for income taxes	1,162,000	1,146,000	1,761,000	1,918,000

Provision for income taxes	203,000	342,000	294,000	564,000

Net income	$959,000	$804,000	$1,467,000	$1,354,000

Basic earnings per common share	$0.07	$0.05	$0.10	$0.09

Diluted earnings per common share	$0.07	$0.05	$0.10	$0.09

Basic weighted average common shares outstanding	14,086,277	14,953,217	14,151,734	15,079,733

Diluted weighted average common shares outstanding	14,127,934	15,006,089	14,219,063	15,151,032